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                                                                    Exhibit 99.1

CONNECTIVCORP PROMOTES FORMER BMG CEO, ELLIOT
GOLDMAN, TO PRESIDENT/CEO

NEW YORK, Jan. 11 /PRNewswire/ -- ConnectivCorp (OTC Bulletin Board: COTV - NEWS; http://www.connectivcorp.com), a deep content provider that facilitates online connections between consumers and healthcare-oriented companies, announced today that Elliot Goldman, the Company's Chief Operating Officer, has been promoted to President and Chief Executive Officer.

      Robert Miller, President and Chief Executive Officer, has been promoted to Co-Chairman of the Board.

      Mr. Goldman's executive and operational career spans three decades in the entertainment industry including his role as President and CEO of BMG Music and senior executive posts at Warner Communications Inc. (now Time Warner), CBS Records (now Sony Music) and Arista Records. In all of these instances he had primary responsibility for managing content companies and maximizing the net income generated. Most recently he has been President of his own consulting firm specializing in operational and deal assistance to major and independent music companies.

      Commenting on his promotion, Mr. Goldman said, "The marketing and executive skills I developed in the music industry have been highly translatable to the needs and responsibilities of ConnectivCorp, an Internet marketing company. I've developed a real respect for the power and focus that the Internet can bring to the marketing of content, particularly in the healthcare area. I believe that the ability to utilize this new medium for the focused delivery of information to the consumer will be an essential part of ConnectivCorp's success."

      Robert Miller added, "Elliot's promotion to President and CEO is a reflection of the extraordinary work he has done in operating the Company and in launching the Company's SexHealth.com web site. The Board of Directors believes that Elliot is the best person to lead the Company at this juncture."

      Robert Miller is a nationally recognized lawyer and investor. As a lawyer, he has helped in many corporate restructurings, including Macy's, Trump Taj Mahal, Days Inns of America, A.H. Robins and Continental Airlines. As an investor, Mr. Miller has been involved in KDI Corporation, Buckhead America Corp., and Crown Books Corp.

      Robert Ellin, Co-Chairman of the Board, commented on Mr. Miller's role changes, saying, "Robert has been a driving force in articulating and implementing the Company's strategic direction. In his new role as Co-Chairman, he will best serve the Company's interests by focusing his attention on the big picture strategic directions, activities and relationships that are critical to the Company's future success."





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ConnectivCorp

      ConnectivCorp, operating through its subsidiary, ConnectivHealth, is a deep content provider and marketing company that facilitates the online connection between healthcare-oriented consumers, patients and caregivers, and those healthcare companies desiring to serve their healthcare needs. On January 18th, 2001, ConnectivCorp. will officially launch SexHealth.com, a comprehensive web site covering sexual health information and topics. The site will act as a middleman between consumers and pharmaceutical marketers, matching them on a fully opted-in, individualized basis.

      SexHealth.com will provide information and solutions relating to the most important, topical sexual health matters including fertility and pregnancy, sexual dysfunction, sexually transmitted diseases, contraception, hormone replacement therapy, gynecology, sex and cancer, sex on campus, sex and relationships, sex and pop culture, sex and parenting, menopause, alternative medicine and clinical trial recruitment.

      The Company recently announced that SexHealth.com has entered into content agreements with iWon.com, the fastest growing online portal with approximately 9 million unique monthly users, and American Media, Inc., the publisher of The National Enquirer, Star and Globe, which reach over 20 million readers per week. The Company has also entered into a letter of intent for a content agreement with WeMedia, the definitive online site for the disabled community. Under these arrangements, SexHealth.com will provide sexual health content to these companies in exchange for branding, links and/or advertising back to SexHealth.com's site, thereby generating traffic to the site.

Safe Harbor statement under the Private Securities Litigation Reform Act of
1995

      This press release may contain forward-looking statements relating to future performance, technology and product development that may impact future results and the future viability of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of various risk factors.

      More information about factors that potentially could affect ConnectivCorp's financial results is included in ConnectivCorp's filings with the Securities and Exchange Commission.